Exhibit 99.1

iBio Announces Development of Proprietary COVID-19 Vaccine Candidates

- Several Provisional Patents Filed with USPTO -

NEW YORK / March 18, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSE AMERICAN:IBIO) (“iBio” or the “Company”), a biologics contract manufacturing organization and biotechnology company, today announced its progress towards developing vaccine candidates for preventing infection from the SARS-CoV-2 virus that causes the COVID-19 coronavirus disease.

iBio created its SARS-CoV-2 Virus-Like Particle (“VLP”)-based constructs in just a few weeks using its FastPharming System™ to produce the nanoparticles in, and purify them from, plants. The manufacturing platform not only provides for rapid development of research quantities of product, but also high-quality material that is readily scalable for producing doses for clinical trials and commercial use.

On March 11, 2020, iBio filed four provisional patent applications with the U.S. Patent and Trademark Office in support of the VLP platform, as well as other technologies for treating or preventing infections with the SARS-CoV-2 virus.

“We are pleased with both the speed of our development activities and the quality of the VLPs our technology is yielding in practice,” said Tom Isett, Co-Chairman & CEO of iBio. “The tightly controlled particle size allows for uniform antigen display, which should translate to a consistent dose response and a highly efficient production process, facilitating a ramp-up to tens of millions of doses if we are successful in the clinic.”

Originally built in 2010 with funding from the Defense Advanced Research Projects Agency (DARPA), part of the U.S. Department of Defense, iBio’s FastPharming Facility was part of the “Blue Angel” initiative to establish facilities capable of rapid delivery of medical countermeasures in response to a disease pandemic. The factory is equipped with automated hydroponics and vertical farming systems for the production of a wide array of biological medicines using a relative of the tobacco plant as the “bioreactor.”

“I am optimistic about the potential of our COVID-19 vaccine program,” said Dr. Sylvain Marcel, iBio’s VP of Protein Expression Sciences. “In addition to our core VLP production capabilities, we are coating VLPs with oligomannose so that their glycosylation profile closely resembles that of naturally occurring SARS-CoV-2 viruses. This may allow for more efficient uptake of the vaccine by human antigen presenting cells via their mannose receptors. If so, it could result in enhanced protection against SARS-CoV-2. We look forward to providing further updates on our progress as developments unfold.”

About iBio

iBio, Inc., is a global leader in plant-based biologics manufacturing. Its FastPharming System™ combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver gram quantities of high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services via its 130,000 square foot facility in Bryan, Texas. Originally built in 2010 with funding from the U.S. Defense Advanced Research Projects Agency (DARPA), iBio’s FastPharming Facility was part of the “Blue Angel” initiative to establish facilities capable of rapid delivery of medical countermeasures in response to a disease pandemic. iBio CDMO enables innovators to use the FastPharming System for insourced manufacturing with Factory Solutions “design-and-build” services. iBio’s FastGlycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products which include IBIO-100 for the treatment of fibrotic diseases. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:

Stephen Kilmer

Investor Relations

(646) 274-3580

skilmer@ibioinc.com